AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is entered into this 13th day of October, 1998, by and among American Fidelity Assurance Company ("American Fidelity"), a stock life insurance company organized and existing under the laws of the State of Oklahoma, American Fidelity Variable
Annuity Fund A ("Account A"), a managed separate account organized under the insurance laws of the State of Oklahoma, and American Fidelity Dual Strategy Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland.

     WHEREAS, Account A is registered with the Securities and Exchange Commission (the "Commission") as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, Account A is managed by a Board of Managers and has the primary investment objective of long-term capital growth;

     WHEREAS, Account A currently funds group variable annuity contracts ("Contracts") issued by American Fidelity;

     WHEREAS, Account A has offered and sold Contracts and accepted premium payments with respect to outstanding Contracts pursuant to a registration statement on Form N-3 filed under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act");

     WHEREAS, American Fidelity is the investment adviser to Account A;

     WHEREAS, the Fund is a newly formed Maryland corporation and is in registration with the Commission as an open-end diversified management investment company under the 1940 Act;

     WHEREAS, the Fund, to the extent permitted by the 1940 Act, will serve as an investment vehicle for variable annuities issued by American Fidelity;

     WHEREAS, pursuant to this Agreement, Account A will transfer its portfolio assets to the Fund and be converted into a unit investment trust ("Continuing Account A") (the "Reorganization");

     WHEREAS, following the Reorganization, Continuing Account A will be a passive investment vehicle with no Board of Managers, no investment adviser and no active portfolio of investments, but will invest exclusively in shares of the Fund;

     WHEREAS, following the Reorganization, the Fund will have the same investment objectives, substantially the same investment policies and restrictions, the same Board membership, and the same investment adviser and sub-advisers as Account A had prior to the Reorganization;

     WHEREAS, the Board of Managers of Account A (the "Board"), including those members who are not "interested persons" within the meaning of Section 2(a)(19) of the 1940 Act, has considered and approved the participation of Account A in the Reorganization contemplated by this Agreement, based on its finding that such participation would be in the best interests of Account A and would not result in the dilution of the interests of owners of Contracts ("Contract Owners");

     WHEREAS, the Board of Directors of the Fund, including those directors who are not "interested persons" within the meaning of
Section 2(a)(19) of the 1940 Act, has considered and approved the participation of the Fund in the Reorganization, based on its finding that such participation would be in the best interests of the Fund and would not result in the dilution of the interests of any Contract Owners; and

     WHEREAS, this Agreement is conditioned upon approval of the Reorganization by majority vote, as defined in the 1940 Act and rules thereunder, of the Contract Owners of Account A at a meeting called for that purpose, or any adjournments thereof;

     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

                                 ARTICLE I

                               Closing Date

     Section 1.01 The Reorganization shall be effective on January 1, 1999, or at such other date as may be mutually agreed upon by all parties to this Agreement (the "Closing Date"). The time on the Closing Date as of which the Reorganization is consummated is referred to hereinafter as the "Effective Time."

     Section 1.02 The parties agree to use their best efforts to obtain all regulatory and Contract Owner approvals and perform all other acts necessary or desirable to complete the Reorganization as of the Closing Date.

                                ARTICLE II

                        Reorganization Transactions

     Section 2.01 As of the Effective Time, American Fidelity, on behalf of Account A, will sell, assign and transfer all cash, securities and other investments held or in transit, receivables for sold investments and dividend and interest receivables ("portfolio assets") of Account A to the Fund, the portfolio assets to be held as the property of the Fund.

     Section 2.02  In exchange for the portfolio assets of
Account A, the Fund will issue shares to American Fidelity for the account of Continuing Account A and will assume any unsatisfied liabilities incurred by Account A before the Effective Time, including obligations to pay for securities or other investments purchased and to pay accrued management and investment advisory fees. The number of full and fractional shares of the Fund to be issued in the exchange shall be determined by dividing the value of the net assets of Account A to be trans-ferred, as of the close of trading on the first business day preceding the Closing Date, by the initial share value assigned to the shares of the Fund.

     Section 2.03 As of the Effective Time, American Fidelity shall cause the shares it receives from the Fund, pursuant to
Section 2.02 above, to be duly and validly recorded and held on its records as assets of Continuing Account A, such that the Contract Owners' interests in Continuing Account A after the Closing Date will then be equivalent to their interests in Account A immediately prior to the Reorganization. American Fidelity shall take all action necessary to ensure such interests in Continuing Account A, immediately following the Effective Time, are duly and validly recorded on the Contract Owners' and participants' individual account records.

     Section 2.04 The Fund shares to be issued hereunder shall be issued in open account form by book entry without the issuance of certificates. Each share that is issued pursuant to Section
2.02 above will be issued for a consideration equal to the initial value of Fund shares.

     Section 2.05 If, at any time after the Closing Date, Continuing Account A, the Fund or American Fidelity shall determine that any further conveyance, assignment, documentation or action is necessary or desirable to complete the Reorganization contemplated by this Agreement or to confirm full title to the assets transferred, the appropriate party or parties shall execute and deliver all such instruments and take all such actions.

     Section 2.06 Following the Closing Date, American Fidelity shall make available to the Account A Contract Owners a contract endorsement which shall provide for investments in the Fund. This endorsement shall be made available to Contract Owners as regulatory authority is obtained.

     Section 2.07 Following the Closing Date, American Fidelity shall reimburse Contract Owners to the extent that they are charged indirectly Fund expenses (investment management fees plus other operating expenses) at a rate that exceeds the rate at which such expenses would have been charged to them by Account A had there been no Reorganization. Such reimbursement shall not apply to any federal income tax if the Fund fails to qualify as a "regulated investment company" under the applicable provisions of the Internal Revenue Code, or to any charge for American Fidelity's federal income taxes attributable to the Contracts, provided American Fidelity has reserved in the Contracts the right to charge Contract Owners for such taxes.

                                ARTICLE III

                         Warranties and Conditions

     Section 3.01 Account A, American Fidelity and the Fund, as appropriate, make the following representations and warranties, which shall survive the Closing Date and bind their respective successors and assigns, including Continuing Account A:

          (a) There are no suits, actions or proceedings pending or threatened against any party to this Agreement which, to its knowledge, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

          (b) There are no investigations or administrative proceedings by the Commission or by any insurance or securities regulatory body of any state, territory or the District of Columbia pending against any party to this Agreement which, to its knowledge, would lead to any suit, action or proceeding that would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

          (c) Should any party to this Agreement become aware, prior to the Effective Time, of any suit, action or proceeding, of the types described in paragraph (a) or (b) above, instituted or commenced against it, it shall immediately notify and advise all other parties to this Agreement;

          (d) Immediately prior to the Effective Time, American Fidelity, on behalf of Account A, shall have valid and unencumbered title to the portfolio assets of Account A, except with respect to those assets for which payment has not yet been made;

          (e)  Each party shall make available all
     information concerning itself which may be required in any application, registration statement or other filing with a governmental body to be made by the Fund, American Fidelity or Account A, or any or all of them, in connection with any of the transactions contemplated by this Agreement and shall join in all such applications or filings, subject to reasonable approval of their counsel. Each party represents and warrants that all of such information so furnished shall be correct in all material respects and that it shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

          (f) Other than with respect to contracts entered into in connection with the portfolio management of Account A which shall terminate on or prior to the Closing Date, no party is currently engaged, and the execution, delivery and performance of this Agreement by each party will not result, in a material violation of any such party's charter, by-laws, or any material agreement, indenture, instrument, contract, lease or other undertaking to which such party is bound, and to such party's knowledge, the execution, delivery and performance of this Agreement will not result in the acceleration of any obligation, or the imposition of any penalty, under any material agreement, indenture, instrument, contract, lease, judgment or decree to which any such party may be a party or to which it is bound.

     Section 3.02 The obligations of the parties hereunder shall be subject to satisfaction of each of the following conditions:

          (a) The representations contained herein shall be true as of and at the Effective Time with the same effect as though made at such time, and such parties shall have performed all obligations required by this Agreement to be performed by each of them prior to such time;

          (b)  The Commission shall not have issued an
     unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Reorganization contemplated hereby;

          (c) The appropriate parties shall have received orders from the Commission providing such exemptions and approvals as they and their counsel reasonably deem necessary, including an order pursuant to Section 17(b) of the 1940 Act, and shall have made all necessary filings, if any, with, and received all necessary approvals from, state securities or insurance authorities;

          (d) Account A and the Fund shall have filed with the Commission a registration statement on Form N-14 under the 1933 Act, and such amendments thereto as may be necessary or desirable for the registration of the shares issued by the Fund to Continuing Account A in exchange for Account A's investment portfolio and for the registration of the separate account interests in Continuing Account A to Contract Owners in exchange for the outstanding securities of Account A held by the Contract Owners, thereby effecting the purposes of the Reorganization; provided, however, such filing shall not be required if counsel to Account A and the Fund determine that registration on Form N-14 is not necessary in accordance with advice of the staff of the Commission with respect to conversion transactions similar to the Reorganization.

          (e) The Fund shall have filed a notification of registration on Form N-8A under the 1940 Act, a registration statement on Form N-1A under the 1933 Act and the 1940 Act, and such amendments thereto as may be necessary or desirable to effect the purposes of the Reorganization;

          (f) On behalf of Account A, American Fidelity shall have filed on Form N-4 a post-effective amendment to the registration statement of Account A under the 1933 Act and the 1940 Act, and such amendments thereto as may be necessary or desirable to effect the purposes of the Reorganization;

          (g) The appropriate parties shall have taken all actions necessary for the filings required by paragraphs 3.02(d) through (f) to become effective, and no reason shall be known by the parties which would prevent such filings from becoming effective in a timely manner;

          (h) At a Contract Owners' meeting called for such purpose (or any adjournments thereof), a majority of the outstanding voting securities (as defined in the 1940 Act and the rules thereunder) of Account A shall have voted in favor of approving this Agreement and the Reorganization;

          (i) The Board of Directors of the Fund shall have taken the following actions:

               (1)  approve this Agreement and the
          Reorganization;

               (2)  approve the investment advisory
          agreement between the Fund and American
          Fidelity;

               (3)  approve the investment sub-advisory
          agreements with each of Lawrence W. Kelly &
          Associates, Inc. and Todd Investment Advisors,
          Inc. with respect to sub-advisory services for the Fund;

               (4)  approve investment objectives,
          policies and restrictions for the Fund that are substantially identical to the investment objectives, policies and restrictions of
          Account A as in effect immediately prior to the Reorganization (which may include changes approved at the Contract Owners' meeting referred to above); and

               (5)  authorize the issuance on the
          Closing Date by the Fund of its shares at the initial net asset value per share in exchange for the portfolio assets of Account A, as contemplated by this Agreement;

          (j) American Fidelity and Account A shall have received an opinion of counsel to the Fund (who may be the same as counsel to American Fidelity and Account A) in form and substance reasonably satisfactory to them to the effect that, as of the Closing Date:

               (1)  the Fund is duly incorporated and
          in good standing under the laws of the State of Maryland;

               (2)  the Fund is authorized to issue
          shares for the purposes contemplated by this Agreement and is duly registered as an investment company under the 1940 Act;

               (3)  the shares of the Fund to be issued
          pursuant to the terms of this Agreement have been duly authorized and, when issued and delivered as provided herein, will be validly issued, fully paid and non-assessable;

               (4)  all corporate and other proceedings
          necessary and required to be taken by or on the part of the Fund to authorize and carry out this Agreement and effect the Reorganization have been duly and properly taken; and

               (5)  this Agreement is a valid
          obligation of the Fund and legally binding upon it in accordance with its terms;

          (k) The Fund and Account A shall have received an opinion from counsel to American Fidelity (who may be the same as counsel to the Fund and Account A) in form and substance reasonably satisfactory to them to the effect that, as of the Closing Date:

               (1)  American Fidelity is duly
          incorporated and in good standing under the laws of the State of Oklahoma and is fully empowered and qualified to carry out its business in all jurisdictions where it does so, including to enter into this Agreement and effect the transactions contemplated hereby;

               (2)  all corporate and other proceedings
          necessary and required to be taken by or on the part of Account A and American Fidelity to authorize and carry out this Agreement and to effect the Reorganization have been duly and properly taken; and

               (3)  this Agreement is a valid
          obligation of American Fidelity and Account A and legally binding upon them in accordance with its terms;

          (l) American Fidelity shall have received an opinion of counsel that the Reorganization will have no adverse tax consequences on any of the parties or on Contract Owners; and

          (m) Each party shall have furnished as reasonably requested by any other party, other legal opinions, officers' certificates, incumbency certificates, certified copies of board and committee resolutions, good standing certificates, and other closing documentation as may be appropriate for a transaction of this type.

                                ARTICLE IV

                                   Costs

     Section 4.01 American Fidelity shall bear all expenses in connection with effecting the Reorganization contemplated by this Agreement, including, without limitation, preparation and filing of registration statements and applications and amendments on behalf of any and all parties hereto, and all legal, accounting and data processing services necessary to effect the Reorganization.

                                 ARTICLE V

                                Termination

     Section 5.01 This Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Time, notwithstanding approval by Contract Owners,

          (a)  by mutual consent of the parties hereto;

          (b) by any of the parties if any condition set forth in Section 3.02 has not been fulfilled by the other parties; and

          (c) by any of the parties if the Reorganization does not occur as of March 31, 1999, and no subsequent date can be mutually agreed upon.

     Section 5.02 At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the party or parties entitled to the benefit thereof if such waiver will not have a material adverse effect on the interests of the Contract Owners.

     IN WITNESS WHEREOF, as of the day and year first above written, each of the parties has caused this Agreement to be executed on its behalf by its President or Chairman and attested by its Secretary, all thereunto duly authorized.


ATTEST:                            AMERICAN FIDELITY ASSURANCE
                                   COMPANY

By STEPHEN P. GARRETT              By JOHN W. REX
   Stephen P. Garrett, Secretary      John W. Rex, President


ATTEST:                            AMERICAN FIDELITY VARIABLE
                                   ANNUITY FUND A

By DANIEL D. ADAMS, JR.            By JOHN W. REX
   Daniel D. Adams, Jr., Secretary    John W. Rex, Chairman


ATTEST:                            AMERICAN FIDELITY DUAL
                                   STRATEGY FUND, INC.

By DANIEL D. ADAMS, JR.            By JOHN W. REX
   Daniel D. Adams, Jr., Secretary    John W. Rex, President